Exhibit 99.1
FOR IMMEDIATE RELEASE
TALBOTS REPORTS SECOND QUARTER RESULTS
Strategic Initiatives Deliver Significant Improvement in Operating Results
- EPS of $0.01 and Adjusted EPS of $0.14
-Operating Income of $8.7M and Adjusted Operating Income of $12.5M
-Total Sales Decreased 1.3% to $300.7M
-Total Debt Decreased $459.7M to $37.4M
          Hingham, MA, September 8, 2010 — The Talbots, Inc. (NYSE:TLB) today reported results for the second quarter and year-to-date ended July 31, 2010 and commented on its outlook for third quarter and fiscal year 2010.
          Second quarter income from continuing operations was $0.5 million or $0.01 per share, compared to last year’s loss from continuing operations of $20.5 million, or $0.38 per share.
          Adjusted second quarter income from continuing operations, excluding special items of $9.3 million or $0.13 per share, was $9.8 million, or $0.14 per share, compared to last year’s adjusted loss from continuing operations of $17.6 million, or $0.33 per share. A full reconciliation of GAAP to non-GAAP (“adjusted”) items is included with this release.
          “Our second quarter and year-to-date results demonstrate the steady progress we are making as a result of our strategic initiatives,” said Trudy F. Sullivan, Talbots President and Chief Executive Officer. “In the second quarter, we again generated significant gross margin expansion, successfully managed expenses and achieved better than expected improvement in adjusted earnings per share.”
          “Our top-line sales performance reflects our decision to remain on plan with respect to our promotional event calendar within what proved to be an aggressively promotional environment. Nevertheless, we are pleased to have continued to see double-digit increases in our full-priced selling, which is in line with our focus on improving margins through strong inventory management and which we believe demonstrates that our merchandise is resonating with customers. Overall, we are pleased with our team’s continued sound execution, which enabled us to maintain the momentum that began in the third quarter of last year when we returned to profitability.”

Second Quarter 2010 Operating Results:
•	Operating income was $8.7 million, or 2.9% of net sales, an increase of $22.1 million, compared to prior year’s operating loss of $13.4 million.

•	Adjusted operating income, excluding special items of $3.7 million, was $12.5 million, or 4.1% of net sales, an increase of $22.9 million, compared to prior year’s adjusted operating loss of $10.5 million.

•	Total sales decreased 1.3% to $300.7 million, compared to $304.6 million in the same period last year. Full-price selling increased 14.4% and markdown selling decreased 21.0%.

•	Store sales decreased 1.6% to $250.8 million compared to $254.9 million in the same period last year. Comparable store sales decreased 1.4%. If incremental year-over-year red-line in store sales were included, comparable store sales would have been flat.

•	Direct marketing sales, including catalog and Internet, increased slightly in the quarter to $49.9 million compared to $49.7 million in the same period last year. This reflects an approximate $5.5 million shift of sales from the second quarter into the first quarter this year due to the timing of a “Best Customer” event.

•	Cost of sales, buying and occupancy as a percent of net sales improved 720 basis points to 65.1% compared to 72.3% in the same period last year. This improvement was due primarily to a 620 basis point increase in merchandise margin, resulting from strong IMU, improved full-price selling and disciplined inventory management. Buying and occupancy costs as a percent of net sales improved 100 basis points primarily due to lower depreciation costs.

•	SG&A expenses as a percent of net sales decreased 10 basis points to 31.0%, reflecting a $1.8 million or 1.9% decline in SG&A expenses over the prior year.

•	Total inventory decreased 10.4% to $130.3 million, compared to $145.5 million at the end of the second quarter 2009.

•	Total outstanding debt was $37.4 million, a decrease of $459.7 million, or 92.5%, compared to $497.1 million in the same period last year.
First Half of Fiscal 2010 Operating Results
          Loss from continuing operations for the twenty-six weeks ended July 31, 2010 was $6.6 million, or $0.10 per share, compared to last year’s loss from continuing operations of $39.3 million, or $0.73 per share.

          Adjusted income from continuing operations for the twenty-six week period ended July 31, 2010, excluding special items of $38.1 million, or $0.60 per share, was $31.5 million, or $0.50 per share, compared to last year’s adjusted loss from continuing operations of $30.0 million, or $0.56 per share.
•	Operating income was $11.6 million, or 1.9% of net sales, an increase of $47.2 million, compared to prior year’s operating loss of $35.6 million.

•	Adjusted operating income, excluding special items of $32.5 million, was $44.1 million, or 7.1% of net sales, an increase of $70.4 million, compared to prior year’s adjusted operating loss of $26.3 million.

•	For the twenty-six week period, total sales increased 1.7% to $621.4 million, compared to $610.8 million in the same period last year. Full-price selling increased 18.5% and markdown selling declined 25.1%.

•	Store sales decreased 0.5% to $508.4 million, compared to $511.2 million in the same period last year. Comparable store sales increased 0.5% for the twenty-six week period. If incremental year-over-year red-line in store sales were included, comparable store sales would have increased 2.4%.

•	Direct marketing sales increased 13.5% for the twenty-six week period to $113.0 million, compared to last year’s sales of $99.6 million.
Outlook
          The Company updated its previously announced outlook. Full year adjusted earnings per share from continuing operations are anticipated to be in the range of approximately $0.84 to $0.92 per share, excluding special items. This compares to an adjusted loss per share from continuing operations of $0.10 reported last year and an increase from its previously announced outlook of approximately $0.75 to $0.83 per share. This anticipated result is based on a top-line sales increase in the range of approximately low-single digits compared to prior year period, which is below its previously announced outlook for a 3% to 5% top-line increase.
          For the third quarter of 2010, the Company anticipates adjusted earnings per share from continuing operations in the range of approximately $0.22 to $0.28 per share, excluding special items, compared to last year’s adjusted earnings per share from continuing operations of $0.31 per share. This anticipated result is based on a top-line sales increase of approximately low-single digits.
          Ms. Sullivan concluded, “While we are mindful of the current macroeconomic conditions, we continue to be confident in our strategy. We are entering the fall season with a strong inventory position and initiatives already in place that we believe will help drive continued improvement across our business and long-term sustainable growth and profitability.”

          The above outlook is based on the Company’s internal assumptions and estimates, is subject to its accompanying forward-looking statement and is not a guarantee of future performance.
Conference Call Details
          As previously announced, Talbots will host a conference call today September 8, 2010, at 10:00 a.m. local time to discuss third quarter 2010 results. To listen to the live call, please dial (866) 336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived through September 10, 2010. This archived call may be accessed by dialing (800) 642-1687; passcode 98373491.
          The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of the second quarter 2010, the Company operated 580 Talbots brand stores in 46 states, the District of Columbia, and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

CONTACT:	The Talbots, Inc
Julie Lorigan
Senior Vice President, Investor and Media Relations
(781) 741-7775

FD
Cara O’Brien, Leigh Parrish
Investor and Media Relations
(212) 850-5669, (212) 850-5651
Cautionary Statement and Certain Risk Factors to Consider
     In addition to the information set forth in this press release, you should carefully consider the risk factors and risks and uncertainties included in this Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as in this press release below.
     This Press Release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “potential” or similar statements or variations of such terms. All of the information concerning our future liquidity, future financial performance and results, future credit facilities and availability, future cash flows and cash needs, and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our liquidity, internal plan, regular-price and markdown selling, operating cash flows, and credit availability for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:
•	the continuing material impact of the volatility in the U.S. economic environment and global economic uncertainty on our business, continuing operations, liquidity, financing plans and financial results, including substantial negative impact on consumer discretionary spending and consumer confidence, substantial loss of household wealth and savings, the disruption and significant tightening in the U.S. credit and lending markets and potential long-term unemployment levels;

•	the satisfaction of all borrowing conditions under our credit facility including accuracy of all representations and warranties, no events of default, absence of material adverse effect or change and all other borrowing conditions;

•	any lack of sufficiency of available cash flows and other internal cash resources to satisfy all future operating needs and other cash requirements;

•	the ability to access on satisfactory terms, or at all, adequate financing and sources of liquidity necessary to fund our continuing operations and strategic initiatives and to obtain further increases in our credit facilities as may be needed from time to time;

•	the impact of the current regulatory environment and financial systems reforms on our business, including new consumer credit rules;

•	the success and customer acceptance of our merchandise offerings;

•	the risks associated with our appointment of an exclusive global merchandise buying agent, including that the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected; and the risk that upon any cessation of the relationship, for any reason, we would be unable to successfully transition to an internal or other external sourcing function;

•	the ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with acceptable payment terms and the risk that suppliers could require earlier or immediate payment or other security due to any payment concerns;

•	the risks and uncertainties in connection with any need to source merchandise from alternate vendors;

•	any impact to or disruption in our supply of merchandise including from any current and any future increased political or other unrest in various Asian countries which are our sources of merchandise supply or any other disruption in our ability to adequately obtain alternate merchandise supply as may be necessary;

•	the ability to successfully execute, fund and achieve the expected benefits of supply chain initiatives, anticipated lower inventory levels, cost reductions and all current and future strategic initiatives;

•	any significant interruption or disruption in the operation of our distribution facility or the domestic and international transportation infrastructure;

•	the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill business, including both retained obligations and contingent risk for assigned obligations, may materially differ from or be materially greater than anticipated;

•	any future store closings and the success of and necessary funding for closing underperforming stores;

•	the ability to reduce spending as needed;

•	the ability to achieve our 2010 financial plan for operating results, working capital and cash flows;

•	any negative publicity concerning the specialty retail business in general or our business in particular;

•	the ability to accurately estimate and forecast future regular-price and markdown selling, operating cash flows and other future financial results and financial position;

•	the risk of impairment of goodwill and other intangible and long-lived assets; and

•	the risks and uncertainties associated with the outcome of litigation, claims, tax audits, and tax and other proceedings and the risk that actual liabilities, assessments and financial impact will exceed any estimated, accrued or expected amounts or outcomes.
All of our forward-looking statements are as of the date of this press release only. In each case, actual results may differ materially from such forward-looking information. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this press release or included in our periodic reports filed with the Securities and Exchange Commission could materially and adversely affect our continuing operations and our future financial results, cash flows, prospects, and liquidity. Except as required by law, the Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances affecting such forward-looking statements occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release.

THE TALBOTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Amounts in thousands except per share data

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Net sales	$300,742	$304,641	$621,403	$610,816

Costs and expenses
Cost of sales, buying and occupancy	195,777	220,239	376,622	431,395
Selling, general and administrative	93,075	94,880	201,214	205,703
Merger-related costs	3,050	—	26,863	—
Restructuring charges	112	2,875	5,071	9,271
Impairment of store assets	—	12	6	31

Operating income (loss)	8,728	(13,365)	11,627	(35,584)

Interest
Interest expense	6,370	7,245	14,805	14,600
Interest income	21	36	42	219

Interest expense, net	6,349	7,209	14,763	14,381

Income (loss) before taxes	2,379	(20,574)	(3,136)	(49,965)

Income tax expense (benefit)	1,858	(93)	3,439	(10,666)

Income (loss) from continuing operations	521	(20,481)	(6,575)	(39,299)

Income (loss) from discontinued operations, net of taxes	420	(4,004)	3,148	(8,755)

Net income (loss)	$941	$(24,485)	$(3,427)	$(48,054)

Basic earnings (loss) per share:
Continuing operations	$0.01	$(0.38)	$(0.10)	$(0.73)
Discontinued operations	—	(0.07)	0.05	(0.16)

Net earnings (loss)	$0.01	$(0.45)	$(0.05)	$(0.89)

Diluted earnings (loss) per share:
Continuing operations	$0.01	$(0.38)	$(0.10)	$(0.73)
Discontinued operations	—	(0.07)	0.05	(0.16)

Net earnings (loss)	$0.01	$(0.45)	$(0.05)	$(0.89)

Weighted average shares outstanding:

Basic	68,338	53,827	63,105	53,724

Diluted	69,520	53,827	63,105	53,724

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Amounts in thousands

	July 31,	January 30,	August 1,
	2010	2010	2009
Cash and cash equivalents	$4,650	$112,775	$113,471
Customer accounts receivable, net	155,606	163,587	162,780
Merchandise inventories	130,344	142,696	145,494
Other current assets	57,474	57,789	60,517

Total current assets	348,074	476,847	482,262

Property and equipment, net	195,004	220,404	250,907
Goodwill	35,513	35,513	35,513
Trademarks	75,884	75,884	75,884
Other assets	19,527	17,170	11,378

TOTAL ASSETS	$674,002	$825,818	$855,944

Accounts payable	$80,153	$104,118	$105,658
Accrued liabilities	147,487	148,177	166,078
Revolving credit facility	37,365	—	—
Current portion of related party debt	—	486,494	8,506
Notes payable to banks	—	—	147,100
Current portion of long-term debt	—	—	80,000

Total current liabilities	265,005	738,789	507,342

Related party debt less current portion	—	—	241,494
Long-term debt less current portion	—	—	20,000
Deferred rent under lease commitments	103,588	111,137	135,951
Deferred income taxes	28,456	28,456	28,456
Other liabilities	112,810	133,072	129,358
Stockholders’ equity (deficit)	164,143	(185,636)	(206,657)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$674,002	$825,818	$855,944

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Amounts in thousands

	Twenty Six Weeks Ended
	July 31,	August 1,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,427)	$(48,054)
Income (loss) from discontinued operations, net of tax	3,148	(8,755)

Loss from continuing operations	(6,575)	(39,299)
Depreciation and amortization	31,490	37,958
Stock-based compensation	7,755	2,156
Amortization of debt issuance costs	1,996	1,585
Impairment of store assets	6	31
Deferred and other items	(3,198)	(12,502)
Changes in:
Customer accounts receivable	8,013	6,756
Merchandise inventories	12,442	61,481
Accounts payable	(24,184)	(16,189)
Accrued liabilities	4,075	(9,851)
All other working capital	(21,255)	9,156

Net cash provided by operating activities	10,565	41,282

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(5,935)	(13,243)
Proceeds from disposal of property and equipment	15	—
Cash acquired in merger with BPW Acquisition Corp.	332,999	—

Net cash provided by (used in) investing activities	327,079	(13,243)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	684,338	—
Payments on revolving credit facility	(646,973)	—
Proceeds from related party borrowings	—	230,000
Payments on related party borrowings	(486,494)	—
Proceeds from working capital notes payable	—	8,000
Payments on working capital notes payable	—	(9,400)
Payments on long-term borrowings	—	(208,351)
Payment of debt issuance costs	(5,993)	(1,720)
Payment of equity issuance costs	(3,594)	—
Proceeds from warrants exercised	19,042	—
Proceeds from options exercised	414	—
Purchase of treasury stock	(1,800)	(363)

Net cash (used in) provided by financing activities	(441,060)	18,166

EFFECT OF EXCHANGE RATE CHANGES ON CASH	333	694

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating activities	(5,042)	(15,224)
Investing activities	—	63,827
Effect of exchange rate changes on cash	—	32

	(5,042)	48,635

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(108,125)	95,534
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	112,775	16,551
INCREASE IN CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	1,141

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,650	$113,226

SEC Regulation G
THE TALBOTS, INC. AND SUBSIDIARIES
Reconciliation of GAAP income (loss) from continuing operations to non-GAAP (“adjusted”) income (loss) from continuing operations (unaudited)
Amounts in thousands except per share amounts

	For the 13 weeks ended		For the 13 weeks ended
	July 31, 2010		August 1, 2009
Income (loss) from continuing operations	$521	$0.01	$(20,481)	$(0.38)
Merger-related costs	3,050	0.04	—	—
Restructuring charges	112	0.00	2,875	0.05
Impairment of store assets	—	—	12	0.00
Change in tax estimate (a)	5,546	0.08	—	—
Store re-image initiative (b)	577	0.01	—	—

Adjusted income (loss) from continuing operations	$9,806	$0.14	$(17,594)	$(0.33)

	For the 26 weeks ended		For the 26 weeks ended
	July 31, 2010		August 1, 2009
Income (loss) from continuing operations	$(6,575)	$(0.10)	$(39,299)	$(0.73)
Merger-related costs	26,863	0.42	—	—
Restructuring charges	5,071	0.08	9,271	0.17
Impairment of store assets	6	0.00	31	0.00
Change in tax estimate (a)	5,546	0.09	—	—
Store re-image initiative (b)	577	0.01	—	—

Adjusted income (loss) from continuing operations	$31,488	$0.50	$(29,997)	$(0.56)

Reconciliation of GAAP operating income (loss) to non-GAAP (“adjusted”) operating income (loss) (unaudited)
Amounts in thousands

	For the 13 weeks ended	For the 13 weeks ended
	July 31, 2010	August 1, 2009
Operating income (loss)	$8,728	$(13,365)
Merger-related costs	3,050	—
Restructuring charges	112	2,875
Impairment of store assets	—	12
Store re-image initiative (b)	577	—

Adjusted operating income (loss)	$12,467	$(10,478)

	For the 26 weeks ended	For the 26 weeks ended
	July 31, 2010	August 1, 2009
Operating income (loss)	$11,627	$(35,584)
Merger-related costs	26,863	—
Restructuring charges	5,071	9,271
Impairment of store assets	6	31
Store re-image initiative (b)	577	—

Adjusted operating income (loss)	$44,144	$(26,282)

(a)	During the second quarter of 2010, the Company changed its estimate related to certain previously existing uncertain tax positions (FIN 48 liabilities), based on new information. The tax and interest expense recorded represents the Company’s best estimate of potential exposure.

(b)	In the second quarter of 2010, the Company began its store re-image initiative. Costs incurred related to the initiative for the second quarter include $0.6 million of accelerated depreciation of leasehold improvements and other costs associated with property disposed of under the program.

SEC Regulation G
Third quarter 2010 and full year 2010 Outlook, GAAP to non-GAAP (“adjusted”) reconciling information
The Company’s outlook for the third quarter 2010 and full year 2010 excludes the impact of merger-related costs, restructuring charges, impairment charges, the change in tax estimate and the impact of the store re-image initiative. At this time, the Company cannot reasonably estimate the impact that restructuring charges, impairment charges and the store re-image initiative will have on income from continuing operations during these periods. Merger-related costs for the third quarter 2010 and full year 2010 are anticipated to be approximately $1.2 million and $29.3 million, respectively. The Company does not expect any similar additional tax items, and the full year impact of the second quarter change in estimate is anticipated to be $5.5 million.
The following historical non-GAAP information is referenced in management’s comments on the third quarter 2010 and full year 2010 outlook.

	For the 52 weeks ended		For the 13 weeks ended
	January 30, 2010		October 31, 2009
	Amounts in thousands except per share amounts
(Loss) income from continuing operations	$(25,308)	$(0.47)	$15,464	$0.28
Merger-related costs	8,216	0.15	—	—
Restructuring charges	10,273	0.19	389	0.01
Impairment of store assets	1,351	0.03	1,320	0.02

Adjusted (loss) income from continuing operations	(5,468)	(0.10)	17,173	0.31

THE TALBOTS, INC. AND SUBSIDIARIES
Additional Store Metrics
Store Count (unaudited)

	August 1,				January 30,				July 31,
	2009	Openings	Closings	Conversions	2010	Openings	Closings	Conversions	2010
Retail	557	—	(11)	(5)	541	—	(4)	—	537
Upscale Outlets	10	3	—	5	18	4	—	—	22
Surplus Outlets	21	—	—	—	21	—	—	—	21

Total	588	3	(11)	—	580	4	(4)	—	580
Total Store Selling Square Footage (unaudited)
Amounts in thousands

	August 1,	January 30,	July 31,
	2009	2010	2010
Retail	3,040	2,984	2,951
Upscale Outlets	39	67	81
Surplus Outlets	165	165	165

Total	3,244	3,216	3,197